Exhibit 99.1

For Immediate Release

FDA Schedules Advisory Committee Review of BiDil®

LEXINGTON, Mass. April 29, 2005 – NitroMed, Inc. (NASDAQ: NTMD) announced that the U.S. Food and Drug Administration stated on its website today that the Cardiovascular and Renal Drugs Advisory Committee plans to review the Company’s New Drug Application (NDA) for the investigational drug BiDil®.  BiDil is the Company’s product candidate for the treatment of heart failure in African Americans.  The Committee meeting is scheduled for June 16th, 2005.

Additional information on the advisory committee can be found on the FDA Web site, which may be updated from time to time: www.fda.gov

About NitroMed, Inc.

NitroMed is an emerging pharmaceutical company focused on the research, development and commercialization of proprietary pharmaceuticals based on the therapeutic benefits of the naturally occurring molecule nitric oxide.  The Company uses its expertise in nitric oxide biology and chemistry in an effort to develop both new pharmaceuticals, as well as safer, more effective versions of existing drugs.  Research and development efforts focus on major diseases that are characterized by a deficiency in nitric oxide, such as cardiovascular and inflammatory diseases. BiDil, the Company’s lead product candidate, is an orally administered nitric oxide-enhancing medicine being developed for the treatment of heart failure in African Americans.  Corporate collaborations are also an element of the Company’s business strategy, and NitroMed has an agreement with Boston Scientific to jointly develop nitric oxide-enhanced cardiovascular stents.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: difficulties or delays relating to required regulatory approvals to market and sell BiDil and other factors discussed in its Annual Report on Form 10-K for the Year ended December 31, 2004, which is filed with the SEC.  In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release.  The Company anticipates that subsequent events and developments will cause the Company’s views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

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Contact:

Lawrence E. Bloch, M.D., J.D.

NitroMed, Inc.

Chief Financial Officer/Chief Business Officer

P: (781) 266-4197